Exhibit 99.1

SmartStop Self Storage REIT, Inc. Declares Estimated Per Share Value of $15.08

LADERA RANCH, CALIF. – October 20, 2021 – SmartStop Self Storage REIT, Inc. (“SmartStop” or the “Company”), a self-managed and fully-integrated self storage company, today announced that its board of directors has declared an updated estimated Net Asset Value (“NAV”) per share of $15.08 for its Class A and Class T shares, as of June 30, 2021. SmartStop’s previous estimated NAV per share was $10.40 as of December 31, 2019.

“It’s my privilege to announce that SmartStop’s estimated NAV per share has increased 45 percent from our most recently declared NAV, a testament to our income and growth strategy and the high quality portfolio we’ve accumulated over the past six years,” said H. Michael Schwartz, Chairman and CEO of SmartStop. “The increase in SmartStop’s NAV is a result of the hard work done by SmartStop’s dedicated team, plus strong fundamentals in the self storage sector over the past 18 months.”

On October 19, 2021, SmartStop’s board of directors approved the estimated per share NAV of $15.08 based on the estimated value of SmartStop’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of June 30, 2021.

Robert A. Stanger & Co., Inc. (“Stanger”), an independent third party valuation firm, was engaged to provide valuation services of SmartStop’s assets and liabilities, including 145 self storage properties. Upon the nominating and corporate governance committee’s receipt and review of Stanger’s appraisal report and net asset value report, the committee determined that an estimated value per share of $15.08 was reasonable and recommended to the board that it adopt $15.08 as the estimated value per share for the SmartStop’s Class A shares and Class T shares.

SmartStop acquired its 145 real estate assets for approximately $1.65 billion and invested approximately $70 million subsequent to purchase, before joint venture adjustments. The total estimated value of the properties was approximately $2.56 billion as of June 30, 2021, representing an approximate 49% increase in the total value over the aggregate purchase price.

The appraisals were performed in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), the real estate appraisal industry standards created by The Appraisal Institute, as well as the requirements of the jurisdiction where each real property is located.

The valuation was determined in compliance with the Investment Program Association’s practice guideline regarding valuations of publicly registered non-listed REITs (“IPA guidelines”). Consistent with the IPA guidelines, the valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value.

For a full description of the methodology and assumptions used to determine the estimated per share NAV and the limitations of the estimated per share NAV, please see SmartStop’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission on October 20, 2021.

In connection with the updated estimated NAV, SmartStop’s board of directors also approved an update to the purchase price of shares offered under SmartStop’s Distribution Reinvestment Plan (“DRP”) of $15.08, effective for distribution payments being paid in October 2021. Additionally, SmartStop’s Share Redemption Program (“SRP”) will also be updated to a redemption price of $15.08, effective for redemption requests submitted during the third quarter of 2021, which will be redeemed in October 2021. The SRP remains suspended other than for redemptions sought in connection with a stockholder’s death, qualifying disability, confinement to a long-term care facility or other exigent circumstances.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 400 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. SmartStop is one of the largest self storage companies in North America, with approximately $1.8 billion of real estate assets under management, including an owned and managed portfolio of 158 properties in 19 states and Ontario, Canada and comprising approximately 107,000 units and 12.2 million rentable square feet. SmartStop and its affiliates own or manage 18 operating self storage properties in the Greater Toronto Area, which total approximately 15,200 units and 1.6 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-542-3331

IR@smartstop.com